SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

READING INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.
500 Citadel Drive, Suite 300
Commerce, California 90040
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 18, 2006
TO THE STOCKHOLDERS:
          The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, 90048, on Thursday, May 18, 2006, at 11:00 a.m., local time, subject to adjournment or postponement, for the following purposes:

•	To elect eight directors to the Board of Directors to serve until the 2007 Annual Meeting of Stockholders; and

•	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
          A copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2005 is enclosed. Only stockholders of record of our Class B Voting common stock, $0.01 par value (“Class B Voting Common Stock”), at the close of business on April 13, 2006 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by:

•	filing with our Corporate Secretary or Assistant Corporate Secretary, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending and voting in person at the Annual Meeting.
          Holders of record of our Class A Nonvoting Common Stock, $0.01 par value (“Class A Nonvoting Common Stock”), are being sent notices of the meeting and copies of our Annual Report, and are invited to attend our Annual Meeting, but will have no voting rights.
          We will make available a list of the stockholders entitled to vote at the Annual Meeting for examination at our principal executive offices located at 500 Citadel Dr., Suite 300, Commerce, California 90040, at least ten days prior to the date of the Annual Meeting.
          If you are a holder of our Class B Voting Common Stock, and therefore entitled to vote at the Annual Meeting, you will have received a proxy card enclosed with this notice. Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.
          By Order of the Board of Directors
          James J. Cotter
          Chairman
This proxy statement is first being mailed to stockholders on or about April 28, 2006.
PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.
500 Citadel Drive, Suite 300
Commerce, California 90040
(2l3) 235-2240
PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, May 18, 2006
INTRODUCTION
          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (“RDI” and collectively with its consolidated subsidiaries and corporate predecessors, the “Company,” “Reading,” and “we,” “us,” or “our”), of proxies for use at our upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 18, 2006, at 11:00 a.m., at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, 90048, and at any adjournment or postponement thereof. Please sign, date and return the enclosed proxy card in order to ensure that your shares are represented at our meeting.
          At our Annual Meeting, you will be asked to elect eight directors to the Board of Directors to serve until the 2007 Annual Meeting of Stockholders.
          As of the Record Date, Mr. James J. Cotter, our Chairman and Chief Executive Officer, owned directly or indirectly, 1,161,388 shares of our Class B Voting Common Stock. Mr. Cotter’s holdings represent more than 71% of the outstanding voting power of our Company. Accordingly, Mr. Cotter has the power, acting alone and without the support or approval of any of our other stockholders, to elect the individuals currently nominated for election to our Board of Directors at our upcoming Annual Meeting and to defeat the election of any other individuals who might be nominated. Mr. Cotter has advised us that he intends to vote in favor of each of our Board’s nominees for election at that meeting.

VOTING AND PROXIES
Am I eligible to vote?
          If you owned shares of Class B Voting Common Stock on April 13, 2006, you are eligible to vote, and you should have received a proxy card enclosed with this notice. If you did not receive a proxy card, please contact our Assistant Secretary, Kathryn Smith, at (213) 235-2236.
What if I have the Class A stock?
          Holders of record of our Class A Nonvoting Common Stock are being sent this Proxy Statement for their information and are invited to attend our Annual Meeting, but will have no voting rights.
How many votes do I have?
          With respect to each matter to be considered at the Annual Meeting, you will have one vote for each share of Class B Voting Common Stock you owned on April 13, 2006. On that date, there were a total of 1,495,490 shares of Class B Voting Common Stock outstanding.
How do I vote in person?
          You may vote your shares in person by attending the 2006 Annual Meeting. If you are not the record holder of your shares, please refer to the discussion following the questions “What if I am not the record holder of my shares?”
How do I vote by proxy?
          To vote by proxy, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.
          To be able to vote your shares in accordance with your instructions at the Annual Meeting, we must receive your proxy as soon as possible, but in any event, prior to the shares being voted at the meeting. Shares represented by properly executed proxies received by us will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, will be voted “FOR” each of the nominees for director. Although we do not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted in accordance with the judgment of the individuals indicated on the proxy card with respect to any other matters that may properly come before the Annual Meeting.
If I plan to attend the Annual Meeting, should I still submit a proxy?
          Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy. Execution of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.
What if I want to revoke my proxy?
          You have the right to revoke your proxy at any time before it is voted on your behalf by:

•	filing with our Corporate Secretary, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.
What if I am not the record holder of my shares?
          If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker, which you must return in the envelope provided in order to have your shares voted.

          If you do not have record ownership of your shares and want to vote in person at the 2006 Annual Meeting, you may obtain a document called a “legal proxy” from the record holder of your shares and bring it to the Annual Meeting in order to vote in person.
Proxy Solicitation and Expenses
          In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone but no additional compensation will be paid to them for such services. We will bear all costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.
          The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at our Annual Meeting will constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting. Directors are elected by a plurality vote, so abstentions and broker non-votes will not affect the outcome of the election of directors.

ELECTION OF DIRECTORS
Beneficial Ownership of Securities
      The following table sets forth the shares of common stock beneficially owned as of the Record Date, for:

•	each of the directors standing for election and nominees;

•	each person known to us to be the beneficial owner of more than 5% of the Common Stock; and

•	all directors and executive officers as a group.
      Except as noted, the indicated beneficial owner of the shares has sole voting power and sole investment power.

	Amount and Nature of Beneficial Ownership(1)

	Class A Nonvoting		Class B Voting

Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Stock	Shares	of Stock

James J. Cotter (2)(3)	5,006,785	23.9%	1,161,388	71.1%
Eric Barr (2)(4)	20,000	*	—	—
James J. Cotter, Jr. (2)(3)(4)	214,569	1.0%	—	—
Margaret Cotter (2)(3)(4)	219,207	1.0%	35,100	2.3%
William D. Gould (4)	57,340	*	—	—
Edward L. Kane (4)	20,500	*	100	*
Gerard P. Laheney (2)(4)	20,000	*	—	—
Alfred Villaseñor, Jr. (2)(4)	20,000	*	—	—

Pacific Assets Management LLC/ JMG Triton Offshore Fund Ltd (5)	N/A	N/A	133,043	8.9%
1999 Avenue of the Stars, #2530
Los Angeles, CA 90067

Lawndale Capital Management/ Diamond A Partners LP/ Andrew E. Shapiro (6)	N/A	N/A	132,380	8.9%
591 Redwood Highway #2435
Mill Valley, CA 94941

Dimensional Fund Advisors (7)	N/A	N/A	59,740	4.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

All Directors and Executive Officers as a Group (13 persons)	6,084,250	28.5%	1,209,088	71.9%

*	Less than 1%.

(1)	Beneficial ownership is based on 20,918,505 shares of Class A Nonvoting Common Stock and 1,495,490 shares of Class B Voting Common Stock outstanding adjusted for options potentially exercised as of the Record Date. Disclosure as to Class A Nonvoting Common Stock ownership is made only with respect to Directors and Executive Officers.

(2)	500 Citadel Drive, Suite 300, Commerce, California 90040.

(3)	Mr. Cotter owns directly or indirectly through wholly owned entities, 3,441,003 shares of Class A Nonvoting Common Stock (inclusive of 29,730 shares held in Mr. Cotter’s profit sharing plan) and 1,023,888 shares of Class B Voting Common Stock. Mr. Cotter has currently exercisable stock options to acquire 137,500 shares of Class B Voting Common Stock. Mr. Cotter is also considered the beneficial owner of 1,565,782 shares of Class A Nonvoting Common Stock owned by Hecco Ventures, a general partnership (“HV”). Mr. Cotter has voting and investment power with respect to these shares and is the general partner of James J. Cotter Ltd., the general partner of HV. Mr. James J.

Cotter, Jr. and Ms. Margaret Cotter are Mr. Cotter’s son and daughter, and they serve on the Board of Directors. Each has options to acquire 20,000 shares of Class A Nonvoting Common Stock which they received at the time they became board members. Additionally, Mr. James J. Cotter Jr. owns 194,569 shares of Class A Nonvoting Common Stock and Ms. Margaret Cotter currently owns 199,207 shares of Class A Nonvoting Common Stock and holds exercisable options to acquire 35,100 shares of Class B Voting Common Stock. Ms. Ellen Cotter is the daughter of Mr. Cotter, the sister of Mr. Cotter, Jr., and Ms. Margaret Cotter. Ms. Ellen Cotter is the Chief Operating Officer of our domestic cinemas. She owns 194,569 shares of Class A Nonvoting Common Stock and currently holds exercisable options to acquire 75,000 shares of Class A Nonvoting Common Stock and 12,500 shares of Class B Voting Common Stock. Mr. James J. Cotter, Jr., Ms. Ellen Cotter, and Ms. Margaret Cotter are the sole limited partners of the James J. Cotter Ltd.

(4)	Includes 20,000 shares of Class A Nonvoting Common Stock for each of the directors which may be acquired through the exercise of currently exercisable stock options.

(5)	Based on Schedule 13-G filed March 24, 2005 for Class B Voting Common Stock. Pacific Asset Management LLC (“Pacific”) does not hold the securities as part of a group. However, Pacific serves as the investment manager to the direct beneficial owner, JMG Triton Offshore Fund, Ltd. and has the power to determine whether or when the securities will be sold.

(6)	Based on Schedule 13-D filed August 15, 2005 for Class B Voting Common Stock, which includes shares which are owned of record by Diamond A Partners, L.P. (“DAP”) and by Diamond A Investors L.P. (“DAI”) over which Lawndale Capital Management, Inc. (“LCM”) and Mr. Andrew E. Shapiro have shared voting and dispositive power. According to filings with the SEC, Lawndale Capital Management, Inc. is the investment advisor to DAP and DAI, which are investment limited partnerships and Mr. Shapiro is the sole manager of LCM.

(7)	Based on Schedule 13-G filed February 6, 2004.

Nominees for Election
          Eight directors are to be elected at our Annual Meeting to serve until the next annual meeting of stockholders to be held in 2007 or until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by us for the election of the nominees below, all of whom are currently our directors. The eight nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe the nominees named will be unable to serve if elected.
          The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position

James J. Cotter	68	Chairman of the Board and Chief Executive Officer (1)
Eric Barr	59	Director (2)
James J. Cotter, Jr.	36	Director
Margaret Cotter	38	Director
William D. Gould	67	Director (3)
Edward L. Kane	68	Director (2)
Gerard P. Laheney	68	Director (1)(2)(3)
Alfred Villaseñor, Jr.	76	Director (1)(3)

(1)	Member of the Executive Committee.

(2)	Member of the Audit and Conflicts Committee.

(3)	Member of the Compensation and Stock Option Committee.

          Mr. James J. Cotter has been our Chairman of the Board and Chief Executive Officer for more than the past five years. Mr. Cotter is the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures which is involved in investment activities, including being a major stockholder in our Company. He is also a 50% owner of Sutton Hill Associates, a general partnership engaged in cinema-related activities, primarily with Reading International.
          Mr. Eric Barr has been a director of our Company since March 21, 2002. Mr. Barr is a resident of Brighton, Victoria in Australia, with extensive knowledge of the Australian business community. Prior to his appointment, Mr. Barr retired in June 2001 from his position as audit partner with PricewaterhouseCoopers LLC in Australia, after having been with that firm for 36 years. Mr. Barr serves as the Chairman of our Audit and Conflicts Committee.
          Mr. James J. Cotter, Jr. has been a director of our Company since March 21, 2002. He has been Chief Executive Officer of Cecelia Packing Corporation (citrus packing and marketing) since July 2004. Mr. Cotter, Jr. served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002. He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004. Mr. Cotter, Jr. is the son of James J. Cotter and the brother of Margaret Cotter and Ellen Cotter. Mr. Cotter, Jr. is a limited partner in James J. Cotter Ltd, which is a general partner of Hecco Ventures and a beneficiary of the family trust that owns a 99% membership interest in Cotter Associates, LLC.
          Ms. Margaret Cotter has been a director of our Company since September 27, 2002, and was a director of Craig Corporation (“CRG”) from 1998 to September 26, 2002, when she joined our Board of Directors. Ms. Cotter is also the owner and President of Off Broadway Investments, LLC, a company that provides live theatre management services to our live theaters. Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters. Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York. Ms. Cotter served as the Vice President of Union Square Management, Inc. (live theatre management) from 1998 to 2000. Ms. Cotter is an officer of the League of Off-Broadway Theaters and Producers and is a member of the New York State Bar. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993. She is the daughter of Mr. James J. Cotter and the sister of Mr. James J. Cotter, Jr. and Ms. Ellen Cotter. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of HV and is a beneficiary of the family trust that owns a 99% membership interest in Cotter Associates, LLC.
          Mr. William D. Gould has been a director of our Company since October 15, 2004 and has been a member of the law firm of Troy & Gould since 1986. Previously, he was a partner of the law firm of O’Melveny & Myers. Mr. Gould was a director of CRG from 1985 until its consolidation with Reading Entertainment, Inc. (“REI”) and Citadel Holding Corporation (“CHC”) on December 31, 2001. Following the consolidation, CHC was renamed Reading International, Inc. We have from time to time retained Troy & Gould for legal advice.
          Mr. Edward L. Kane has been a director of our Company since October 15, 2004. Mr. Kane has been President of High Avenue Consulting, a healthcare consulting firm, since May 2000. Mr. Kane is also Chairman of Kane/ Miller Book Publishers, Inc., a publisher of children’s picture books, a position he has held since January 2001. Mr. Kane was President of Reading Company, the predecessor of REI, from December 1991 to January 1993, serving as a director of REI until December 1999, and President of CRG from January 1988 to January 1993, serving as a director of CRG until 1996. From 1985 to 1991, Mr. Kane served as a Director of CHC, also serving as President from 1987 to 1988.
          Mr. Gerard P. Laheney has been a director of our Company since September 27, 2002, and was a director of CRG from 1990 to September 26, 2002, when he joined our Board of Directors. Mr. Laheney served as a director of Reading Company, the predecessor of REI, between November 1993 and June 1996. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993. Mr. Laheney was a Vice President of Dean Witter Reynolds from April 1990 to December 1993.

          Mr. Alfred Villaseñor, Jr. has been a director of our Company since 1987. He has also served as a director for Fidelity Federal Savings and Loan. Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, a corporation that has specialized in life, business and group health insurance for over 35 years. Mr. Villaseñor is a director of the John Gogian Family Foundation and a director of Richstone Centers, a non-profit organization.
Attendance at Board and Committee Meetings
          During the year ended December 31, 2005, the Board of Directors held 4 Board meetings. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of all committees on which he or she served, during the period such individual served. The Audit and Conflicts Committee held 7 meetings in 2005. The Stock Options and Compensation Committee had 3 meetings during 2005. We do not have a standing nominating committee. Our Board Committees are discussed in greater detail under the caption “Board Committees,” below.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file.
          Based solely on a review of the copies of the forms which we have received and written representations from certain reporting persons, during 2005, the following Section 16(a) filings were filed late:

Filer	Form	Date of Earliest Transaction	Date Filed

Ellen M. Cotter	5	12/25/2004	2/15/2005
Margaret Cotter	5	4/16/2003	2/15/2005
James J. Cotter, Jr.	5	12/25/2004	2/15/2005
Pacific Assets Management LLC[1]	4	3/24/2005	4/29/2005

[1]	Filers of this report were Pacific Assets Management LLC, JMG Triton Offshore Fund Ltd, Pacific Capital Management Inc, Jonathan M. Glaser, Roger Richter, and Daniel Albert David.
Indemnity Agreements
          In 1990, our Board authorized us to enter into indemnity agreements with our then current directors and officers. Since that time, we have typically entered into indemnity agreements with our directors and senior officers. In 2001, our stockholders approved a new form of indemnity agreement, which has been used since that date to memorialize our indemnity obligations. Under these agreements, we, generally speaking, have agreed to indemnify our directors and various of our senior officers against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such director or officer is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a director, officer employee, agent or fiduciary of our Company. Each of our current directors and senior officers, as well as certain of the directors and senior officers of our subsidiaries, currently has the benefit of such indemnity agreements.
Compensation of Directors
          Directors who are not one of our officers or employees receive an annual retainer of $25,000 for their services including attendance at meetings and service on Board committees. Only the Chairman of our Audit and Conflicts Committee receives additional compensation for his services. The Chairman of our Audit and Conflicts Committee received an annual retainer of $27,000. Prior to becoming a salaried employee of our Company, on January 1, 2005, the Chairman of the Board received $195,000 annually, which was included as part of his $545,000 total annual compensation. In addition, upon joining the Board, directors who are not one of our officers or employees receive 20,000 immediately vested options to purchase shares of our Class A Nonvoting Common Stock at an exercise price equal to the market price of the stock at the time of grant. Ms. Margaret Cotter has agreed to serve as one of our directors without any additional consideration other than her stock options.
Board Committees and Corporate Governance
          Our Board of Directors has standing Executive, Audit and Conflicts, and Compensation and Stock Options Committees. These committees are discussed in greater detail below. Our Board of Directors does not have a nominating committee. Typically, nominations are suggested to our Board of Directors by our Chairman and controlling stockholder, Mr. James J. Cotter.
          Since Mr. Cotter owns a majority of our Class B Voting Common Stock, our Board of Directors has determined that our Company satisfies the criteria for a “Controlled Company” under Section 801 of Part 8 of the American Stock Exchange Company Guide. After reviewing the benefits and detriments of taking advantage of the exceptions to the Corporate Governance Rules set forth in Part 8, the Board of Directors in 2004 unanimously determined to take advantage of all of the exceptions from Part 8 afforded to us as a Controlled Company under Section 801.
          Among the exceptions afforded to Controlled Companies is an exception from the requirement that we have an independent nominating committee or independent nominating process. It was noted by our Directors that the use of an independent nominating committee or independent nominating process would be of limited utility, in light of the fact that any nominee would need to be acceptable to Mr. James J. Cotter as our controlling stockholder and in light of the fact that under our governing documents and applicable Nevada Law, Mr. Cotter, acting in his capacity as a stockholder, can unilaterally nominate and elect candidates to our Board of Directors at our annual meeting or any other meeting where our directors are to be elected. Mr. Cotter has advised our directors that he prefers to be actively involved in the identification and selection of Board nominees, and the he believes that it would be in the best interests of our Company and stockholders if we continued to treat the nomination process in the same way as in prior periods.
          Our Board of Directors does not have a formal written policy with respect to the consideration of director candidates recommended by our stockholders since, in the view of our Board, there has been no compelling reason to put any formal policy in place. No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining directors have found to be unacceptable. Furthermore, neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders. Accordingly, our Directors are currently of the view that in light of (i) the fact that we are a “Controlled Company” under applicable American Stock Exchange criteria and exempted from the American Stock Exchange requirements for an independent nominating process, and (ii) the fact that neither our governing documents nor Nevada law place any limitation upon the direct nomination of director candidates by our stockholders, that the current system suitably addresses the needs of our Company and our stockholders and that little if anything would be gained by adopting a formal policy with respect to such matters at this time.
          Our Board of Directors will, as it has traditionally advised our stockholders in our proxy materials each year, consider nominations from our stockholders, provided written notice is delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward. Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our common stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of our Board of Directors.
          Alternatively, under our governing documents and applicable Nevada Law, nominations may be made directly by stockholders from the floor of any meeting at which directors are to be elected. See also, the material set forth below under the caption “Stockholder Proposals and Director Nominations.”

          Our directors have not adopted any formal criteria with respect to the qualifications required to be a director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one Director and member of our Audit and Compensation Committee who qualifies as an “audit committee financial expert,” and has not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.
          All of the current nominees were recommended to the Board by Mr. Cotter. No other recommendations were received by us with respect to possible nominees to our Board of Directors.
Executive Committee
          We have a standing Executive Committee comprised of Messrs. Cotter, Laheney and Villaseñor that is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors. In recent years, this committee has not been used, and with the exception of matters delegated to the Audit and Conflicts Committee or the Compensation and Stock Options Committee, all matters requiring Board approval have been considered by the entire Board of Directors.
Audit and Conflicts Committee; Audit Committee Report
          Our Board of Directors maintains a standing Audit and Conflicts Committee, referred to herein as the Audit Committee. The Audit Committee operates under a Charter adopted by the Board of Directors, a copy of which is on file with the Securities and Exchange Commission. Our Board of Directors has determined that the Audit Committee is comprised entirely of independent directors, (as independence is defined in Sections 121(A) and 803 of the American Stock Exchange Company Guide), and that Mr. Barr, the Chairman of our Audit Committee, is qualified as an Audit Committee Financial Expert. With respect to our fiscal year ended December 31, 2005, our Audit and Conflicts Committee comprised of Directors Barr, Kane and Laheney.
          Set forth below is the Audit Committee Report.
          The following is the report of the Reading International, Inc. (the “Company,” “Reading,” and “we,” “us,” or “our”) Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2005.
          The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.
          The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche, LLP, our independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

          During the course of fiscal 2005, we continued our compliance work to document, test and evaluate our Company’s system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of our internal controls over financial reporting. The Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as Deloitte & Touche, LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee our efforts related to our internal control over financial reporting and preparations for the evaluation in fiscal 2006.
          The Audit Committee has discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte & Touche, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche, LLP their firm’s independence.
          Based on their review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche, LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2005, for filing with the Securities and Exchange Commission.
Eric Barr, Chairman
Edward L. Kane
Gerard P. Laheney
Compensation and Stock Options Committee
          The Board of Directors of our Company has a standing Compensation and Stock Options Committee, which we refer to as our Compensation Committee, comprised of two or more of our independent directors. The current Compensation Committee members are Alfred Villaseñor, Jr., William D. Gould and Gerard P. Laheney. Mr. Villaseñor serves as Chairman of the Compensation Committee.
          The Compensation Committee evaluates and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer, James J. Cotter, and that of any Cotter family members and generally oversees our executive compensation programs. Set forth below is the Compensation Committee’s Report on Executive Compensation for 2005. The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by the Company with the Securities and Exchange Commission, except to the extent the Company specifically incorporates the Report by reference.
Report on Executive Compensation
         Policy
          Our Company’s executive compensation policies and programs are designed to attract and retain talented executives and to give them an appropriate incentive to achieve the Company’s business objectives that the Board of Directors believes will enhance stockholder value. In general, the Compensation Committee does not measure annual cash compensation, including salaries and bonuses, against any peer group of companies. Generally speaking, our Company’s compensation policies also are not related specifically to the Company’s performance. As described below, our Company’s performance is just one factor considered by the Compensation Committee and our Board of Directors in awarding discretionary compensation.

         Base Annual Salaries
          Except for Mr. Cotter and Mr. Matyczynski, the Company’s Chief Executive Officer and Chief Financial Officer, respectively, none of the Company’s executive officers has an employment agreement with the Company. Except for Mr. Cotter, each of the executive officers receives a base annual salary that was originally established by negotiation between the Company and the particular executive when he or she joined the Company. These base salaries are adjusted periodically based upon the recommendations of Mr. Cotter and other senior management and other factors, including competitive factors. Effective July 16, 2005, the base salary of Mr. Matyczynski was increased from $215,000 to $240,000. Mr. Cotter’s base salary is discussed below in this report.
         Cash Bonuses
          We supplement the base salaries of Mr. Cotter and the Company’s other executive officers with periodic discretionary cash bonuses in recognition of individual performance and predicated on, among other things, the overall financial performance of the Company. These bonuses are made in recognition of individual contributions and are determined based upon such factors as the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals. No particular weighting is given by the Compensation Committee to individual performance versus the achievement of the Company’s objectives. Ms. Ellen Cotter, our Chief Operating Officer of our domestic cinema operations, was awarded a $30,000 cash bonus relating to the 2005 domestic cinemas performance. As of the date of this Report, no determination has been made whether to award any further discretionary bonuses to executives for 2005.
          Stock-Based Awards
          Historically, we have also relied upon periodic stock option grants to link the executives’ long-term compensation to appreciation in stockholder value over time. In connection with the change in financial accounting rules requiring the expensing of stock options, commencing in 2005 with the recommended award to Mr. Cotter discussed below, we determined to utilize awards of restricted stock in lieu of stock options where appropriate, because of the relative advantages to the recipient of restricted stock as compared to stock options and the elimination of the prior beneficial accounting treatment accorded to stock options. We may nonetheless continue to grant stock options from time to time. For 2005, we made no restricted stock grants or awards of stock options to any executive officers other than as described below with respect to Mr. Cotter. The Compensation Committee does not employ any particular executive stock ownership guidelines.
          Additional compensation in excess of base salary, whether in the form of cash bonuses or stock awards, is awarded entirely on a discretionary basis when the individual is deemed to have contributed to the Company beyond the level reflected in the individual’s base salary.
          Except in the case of Mr. Cotter and members of his family, compensation decisions historically have been made by Mr. Cotter, as Chief Executive Officer, subject to the supervision of the Compensation Committee and the full Board of Directors. Grants of stock options and awards of restricted stock other than to Mr. Cotter and his family members, typically are suggested by Mr. Cotter for the consideration and approval by the Compensation Committee or the Compensation Committee’s recommendation to the full Board of Directors. All decisions regarding Mr. Cotter’s compensation and all compensation paid to members of his family are made by the full Board of Directors upon the advice of the Compensation Committee.
          Some of our Company’s named executive officers other than Mr. Cotter, have formal or informal understandings with our Company under which they may be entitled to severance payments (typically, six months base salary) under certain circumstances in the event of termination of their employment. While no formal, written agreement exists, Mr. Tompkins, the Executive Vice President, Director-Business Affairs and Chief Legal Officer of the Company, is entitled to two years’ base salary (less $80,000) in the event of a change of control of our Company.

          Chief Executive Officer’s Compensation
          Prior to 2005, Mr. Cotter served as Chief Executive Officer of the Company in accordance with a long-standing consulting arrangement between him and Craig Corporation, which was consolidated with our Company in 2001, pursuant to which our Company paid Mr. Cotter total cash compensation of $545,000 for 2004, which was unchanged from 2003.
          The base-level cash compensation paid by the Company to Mr. Cotter (taking into account amounts previously paid to him by Reading Entertainment, Inc. and Craig Corporation prior to their consolidation with the Company in 2001), had not been increased for more than ten years prior to 2005. In 2005, the Company retained Towers Perrin, executive compensation consultants, to perform an analysis of chief executive compensation among a peer group of companies. In consultation with the Company’s executives, including Mr. Cotter, Towers Perrin identified a peer group of companies in the real estate investment trust and cinema exhibition industries, the two principal lines of business of the Company. The Compensation Committee’s review of Mr. Cotter’s compensation in light of this peer group indicated that Mr. Cotter was under-compensated in relation to his peers during at least the four years 2000 through 2004, based upon the Compensation Committee’s judgment that Mr. Cotter’s total annual compensation should fall within the 66th percentile among the peer group. Based upon this finding, the Compensation Committee recommended to the full Board of Directors that the Company award Mr. Cotter a one-time bonus of $1.1 million. The Board of Directors authorized this award to Mr. Cotter in August 2005, subject to the mutual agreement of Mr. Cotter and the Compensation Committee on the form of the award. Mr. Cotter and the Company are currently in continuing discussions as to the form of this award, stock-based versus cash, but to date no agreement has been reached in this regard. Subject to reaching an agreement on the form of the award, this award is expected to be made in 2006.
          The Compensation Committee also recommended to the Company’s Board of Directors that Mr. Cotter be employed by the Company as the Chairman and Chief Executive Officer for a base salary of $500,000 per year for each of 2005 and 2006, which has been approved by the Board and accepted by Mr. Cotter. The Compensation Committee also recommended that Mr. Cotter receive an annual cash bonus of $250,000 during each of 2005 and 2006 if specific goals are achieved with respect to certain Company projects in which Mr. Cotter is involved on a hands-on basis. The specific projects were agreed upon between the Compensation Committee and Mr. Cotter in consultation with other senior management of the Company and Towers Perrin. On April 6, 2006, based upon the confirmation that most, but not all, of the goals were achieved, Mr. Cotter was awarded a $230,000 cash bonus for 2005. The Compensation Committee further recommended Mr. Cotter for an award of $250,000 of restricted shares of Class A Nonvoting Common Stock of the Company as of the end of each of 2005 and 2006 so long as he is then still serving as Chairman and Chief Executive Officer. Each annual award of restricted shares is to vest in two annual installments of 50% each on the first and second anniversaries of the award date and will be subject to forfeiture by Mr. Cotter unless he remains employed as Chief Executive Officer of the Company through such dates.
          The Company has entered into an employment contract with Mr. Cotter for 2005 and 2006 that incorporates the final compensation arrangements approved by the Board of Directors as described above. Mr. Cotter is not entitled to any change of control, retirement, severance or deferred compensation benefits or any other employee benefits not shared by employees, generally, other than as described in this Report.
          Mr. Cotter is entitled to be reimbursed for out-of-pocket business expenses incurred by him on the same basis as other Company employees, and our Company also pays the cost of leasing, insurance and certain other costs of an automobile for Mr. Cotter’s business and occasional personal use. Mr. Cotter, who has a home in Laguna Beach, California, is also permitted to make use of a Los Angeles condominium owned by the Company when he is in Los Angeles, which is typically from Monday through Thursday of most work weeks when he is not traveling on Company business. This personal benefit is valued based upon the ratable cost to our Company of renting the same condominium. Also, when on business in New York City, Mr. Cotter typically stays in an apartment he owns there, and is reimbursed by the Company for each night’s stay for the approximate cost of a comparable hotel. For income tax purposes, these personal benefits for 2005 were valued at a total of approximately $19,000. Mr. Cotter receives no other perks from the Company.

          Mr. Cotter does not currently participate in any of the Company’s health or medical programs, although the Company is paying for the cost of COBRA coverage for Mr. Cotter relating to his prior employment by Pacific Theaters. The Compensation Committee is considering the adoption of a retirement plan for Mr. Cotter to be implemented commencing in 2006.
          Mr. Cotter was granted options to acquire 975,000 shares of Class A Nonvoting Common Stock on July 11, 2002. On April 24, 2003, Mr. Cotter surrendered 50,000 of these options previously granted to him, so that they could be awarded to other officers of our Company. In July 2005, Mr. Cotter exercised these options and we issued 925,000 shares of Class A Nonvoting Common Stock at an exercise price of $3.80 per share to him. Pursuant to the terms of the stock option award, Mr. Cotter paid the exercise price by surrendering 486,842 shares of Class A Nonvoting Common Stock to us as treasury stock, resulting in a net increase in the number of shares of Class A Nonvoting Common Stock outstanding of 438,158 shares.
         Stock Option Grants and Restricted Stock Awards
          Except as described above in this Report, no stock options or other stock-based compensation was awarded to Mr. Cotter for 2005.
         Section 162(m)
          Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1 million. This law may affect the deductibility of Mr. Cotter’s total compensation for 2006 in light of the expected one-time award of $1.1 million of monetary or stock-based compensation to Mr. Cotter. The Compensation Committee and the Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section.
         Conclusion
          In the Compensation Committee’s view, the total compensation of Mr. Cotter and other named executive officers, in the aggregate, is reasonable and not excessive. The Compensation Committee’s view is based upon, among other considerations, the CEO competitive peer group analysis performed by Towers Perrin.
Alfred Villaseñor, Jr.
William D. Gould
Gerard P. Laheney
Vote Required; Recommendation of the Board
          The eight nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors. Mr. Cotter has advised us that he intends to vote the 1,023,888 shares of Class B Voting Common Stock under his direct or indirect ownership in favor of each of our nominees. Since this represents more than 66% of the outstanding Class B Voting Common Stock, if Mr. Cotter votes these shares as he has advised, then the nominees will be elected whether or not they receive the votes of any other holders of our voting stock.
THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
Management of Our Company
Executive Officers

Name	Age	Title

Ellen M. Cotter	40	Chief Operating Officer – Domestic Cinemas
Brett Marsh	58	Vice President – Real Estate
Andrzej Matyczynski	53	Chief Financial Officer and Treasurer
Wayne Smith	48	Executive Director – Australia and New Zealand
Robert F. Smerling	71	President – Domestic Cinemas
S. Craig Tompkins	55	Executive Vice President, Director – Business Affairs, Chief Legal Officer and Secretary
          Ms. Ellen Cotter joined us in March 1998 and is the Chief Operating Officer of our domestic cinema operations. Ms. Cotter is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School. Prior to her involvement with our Company, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan. Ms. Cotter is the daughter of James J. Cotter and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of our Company. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures and is a beneficiary of the family trust that owns a 99% membership interest in Cotter Associates, LLC.
          Mr. Marsh has been with our Company since 1993 and is responsible for our real estate activities. Prior to joining us, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of the Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.
          Mr. Matyczynski was named Chief Financial Officer and Treasurer of our Company and CRG and the Chief Administrative Officer of REI on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of REI effective June 2, 2000. Prior to joining us, Mr. Matyczynski held various positions over a twenty-year period with Beckman Coulter in the U.S. and Europe. Beckman Coulter is a leading provider of instrument systems and related products that automate laboratory processes. His last position at Beckman Coulter was that of Worldwide Director of Financial Reporting and Accounting, as well as serving as a director for certain Beckman Coulter subsidiaries.
          Mr. Smith joined us in April 2004 as Executive Director of Australia and New Zealand. He is effectively the senior executive officer responsible for our operations in that geographic area. Mr. Smith brings to Reading 20 years of experience in cinema operations and property management gained at Hoyts Cinema Limited, his last position there being General Manager Property.
          Mr. Smerling was appointed President of Citadel Cinemas, Inc. effective September 1, 2000 following our acquisition of the City Cinemas. Mr. Smerling also served as the President and a director of REI. Mr. Smerling has served as the senior executive officer responsible for our various domestic and Puerto Rican exhibition subsidiaries since 1994. Prior to joining us, Mr. Smerling was the President of Loews Theater Management Corporation from May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.
          Mr. Tompkins is our Executive Vice President, Director – Business Affairs, Chief Legal Officer and Corporate Secretary. Mr. Tompkins was a member of our Board of Directors from 1993 to September 26, 2002, resigning immediately prior to the election of Mr. Gerard P. Laheney and Ms. Margaret Cotter in order to allow for a board comprised of a majority of independent directors. For more than the past five years, Mr. Tompkins has been the President and a Director of CRG, the Vice Chairman of the Board of Directors of REI and the Executive Vice President of our Company. Prior to joining Reading, Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher. Mr. Tompkins is also a Director and the Chairman of the

Strategic Planning Committee for G&L Realty Corp (a New York Stock Exchange listed real estate investment trust, specializing in the development and ownership of health care properties), a Managing Director of G&L Senior Care Properties LLC (a private company specializing in the development, ownership and operation of skilled nursing facilities). Mr. Tompkins was a director of Fidelity Federal Bank, FSB (“Fidelity”), where he served on the Audit and Compensation Committees, from April 2000 until the sale of that institution effective December 31, 2001.
Summary Compensation Table
          The names of our executive officers are as listed below in the summary compensation table that sets forth the compensation paid by Reading for the years ended December 31, 2005, 2004 and 2003.

					Long Term
	Annual Compensation				Compensation
					Securities
				Other	Underlying
				Annual	Stock	All Other
				Compensation	Options	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	Granted	(7)
James J. Cotter (2)	2005	$500,000	$1,100,000	—	—	—
Chairman of the Board,	2004	—	—	$545,000	—	—
President and Chief	2003	—	—	$545,000	925,000	—
Executive Officer
Brett Marsh (3)	2005	$180,000	—	—	—	$5,400
Vice President – Real Estate	2004	$180,000	—	—	—	$6,300
	2003	$180,000	—	—	—	—
Andrzej Matyczynski (3)	2005	$224,000	$50,000	—	—	$6,150
Chief Financial Officer and	2004	$201,000	$50,000	—	—	$7,000
Treasurer	2003	$189,000	$35,000	—	—	—
Robert F. Smerling (4)	2005	$350,000	—	—	—	$1,500
President – Domestic Cinema	2004	$350,000	—	—	25,000	—
Operations	2003	$350,000	—	—	—	—
Wayne Smith (5)	2005	$176,000	—	—	—	$38,000
Executive Director –	2004	$175,000	—	—	—	$27,600
Australia and New Zealand	2003	—	—	—	—	—
S. Craig Tompkins (6)	2005	$410,500	—	—	—	$6,150
Executive Vice President,	2004	$410,500	—	—	—	$7,500
Director – Business Affairs,	2003	$410,500	—	—	41,000	—
Chief Legal Officer and
Secretary

(1)	Excludes other compensation if the aggregate amount is less than $50,000, or 10% of salary plus bonus, whichever is less.

(2)	As of January 1, 2005, Mr. Cotter was hired as one of our employees with the title of Chairman and Chief Executive Officer with an annual salary of $500,000 per year and an annual performance bonus of up to $250,000 in cash and $250,000 of stock based compensation. Additionally, as discussed in last year’s Proxy Statement in the Compensation Committee Report, the board’s Compensation Committee determined in March 2005 that Mr. Cotter is entitled to a $1.1 million bonus of stock based compensation for services performed in prior years. Previously, in fiscal years 2004 and 2003, we paid Mr. Cotter a director’s fees of $195,000 and an annual consulting fee of $350,000. We own a condominium in a high-rise building located in West Hollywood, California, which is used as an executive office, and which is personally used by Mr. Cotter. Our incremental cost for Mr. Cotter’s personal use of these facilities does not exceed $50,000 or 10% of his current salary or his previous annual consulting fees and as such, the cost has not been included as compensation in the table, but is included in his yearly reported compensation on IRS Form 1099, or Form W2 since January 1, 2005. Mr. Cotter was granted options to acquire 975,000 shares of

Class A Nonvoting Common Stock on July 11, 2002. On April 24, 2003, Mr. Cotter surrendered 50,000 of these options previously granted to him, so that they could be awarded to other officers of our Company. In July 2005, Mr. Cotter exercised these options and we issued 925,000 shares of Class A Nonvoting Common Stock at an exercise price of $3.80 per share to him. Pursuant to the terms of the stock option award, Mr. Cotter paid the exercise price by surrendering 486,842 shares of Class A Nonvoting Common Stock to us as treasury stock, resulting in a net increase in the number of shares of Class A Nonvoting Common Stock outstanding of 438,158 shares.

(3)	Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated. In addition, he is entitled to other annual compensation of $12,000 and is eligible for a discretionary bonus of up to 25% of his base salary. Upon joining our Company in 1999, Mr. Matyczynski was granted a loan for $33,000, which was forgiven ratably over three years.

(4)	Under the terms of his employment, Mr. Smerling is entitled to a severance payment of $175,000 in the event his employment is involuntarily terminated. In 2003, Mr. Smerling was granted options to acquire 25,000 shares of Class A Nonvoting Common Stock. These options vest in equal amounts over four years except for 18,750 which vested immediately at the time of grant. In 2005, Mr. Smerling exercised 18,750 options at $4.01 per share acquired.

(5)	Under the terms of his employment, Mr. Smith is entitled to a severance payment equivalent to six months of salary in the event his employment is involuntarily terminated. Mr. Smith joined our Company in April 2004; therefore he received no compensation from us for 2003.

(6)	While no formal written agreement exists as to the terms of Mr. Tompkins’ employment, Mr. Tompkins is entitled to receive his annual base salary for a period of one year (less $40,000) in the event that his employment is involuntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to two years base salary (less $80,000) in the event of a change of control. In April 2003, Mr. Tompkins was granted options to acquire 41,000 shares of Class A Nonvoting Common Stock. These options vest in equal amounts over four years except for the 10,250 shares that vested immediately at the time of grant. As of December 31, 2005, Mr. Tompkins has a vested interest in his CRG pension plan of $174,000, which amount accrues interest at 30 day LIBOR.

(7)	All other compensation is primarily comprised of the employer’s match of our 401(k) plan.

Option/ SAR Grants In Last Fiscal Year
          During 2005, our Board of Directors did not grant any options to any of our directors or executive officers.

Aggregated Option/ SAR Granted or Exercised In Last Fiscal Year and Fiscal Year-End
          Option/ SAR Values

Class A Nonvoting Common Stock

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options at
	Acquired on	Value Realized	Options at FY-End	FY-End($)(1)
Name	Exercise(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Eric Barr	—	—	20,000/—	$105,800/$—
James J. Cotter, Jr.	—	—	20,000/—	$105,800/$—
Margaret Cotter	—	—	20,000/—	$80,800/$—
William D. Gould	—	—	20,000/—	$—/$—
Edward L. Kane	—	—	20,000/—	$—/$—
Gerard P. Laheney	—	—	20,000/—	$80,800/$—
Alfred Villaseñor	—	—	20,000/—	$100,600/$—
Ellen Cotter	—	—	56,250/18,750	$212,625/$70,875
Brett Marsh	—	—	43,750/3,000	$123,330/$11,970
Andrzej Matyczynski	—	—	93,100/7,000	$356,049/$27,930
Robert F. Smerling	18,750	$70,649	43,750/6,250	$—/$—
S. Craig Tompkins	—	—	95,750/10,250	$317,435/$38,745

Class B Voting Common Stock

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options at
	Acquired on	Value Realized	Options at FY-End	FY-End($)(2)
Name	Exercise(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

James J. Cotter	696,080	$689,119 (2)	137,500/—	$—/$—
Margaret Cotter	—	—	35,100/—	$—/$—
Ellen Cotter	—	—	12,500/—	$—/$—

(1)	Calculated based on closing price of $7.79 as of December 30, 2005 for Class A Nonvoting Common Stock.
(2)	Calculated based on closing price of $7.70 as of December 29, 2005 for Class B Voting Common Stock.
Securities Authorized for Issuance Under Equity Compensation Plans

Number of securities
remaining available for
	Number of securities to be		Weighted-average		future issuance under
	issued upon exercise of		exercise price of		equity compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
	(a)		(b)		(c)
Plan Category	Class A	Class B	Class A	Class B	Class A	Class B

Equity compensation plans approved by security holders	521,100	185,100	$5.00	$9.90	643,800 (1)	643,800 (1)

(1)	The aggregate total number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock authorized for issuance under the our 1999 Stock Option Plan is 1,350,000. The presentation above reflects the fact that the options may be issued to acquire either Class A or Class B shares, up to an aggregate of 1,350,000 of both classes of stock, and the outstanding options cover, in aggregate, 706,200.

          Mr. Cotter was granted options to acquire 975,000 shares of Class A Nonvoting Common Stock on July 11, 2002. On April 24, 2003, Mr. Cotter surrendered 50,000 of these options previously granted to him, so that they could be awarded to other officers of our Company. In July 2005, Mr. Cotter exercised these options and we issued 925,000 shares of Class A Nonvoting Common Stock at an exercise price of $3.80 per share to him. Pursuant to the terms of the stock option award, Mr. Cotter paid the exercise price by surrendering 486,842 shares of Class A Nonvoting Common Stock to us as treasury stock, resulting in a net increase in the number of shares of Class A Nonvoting Common Stock outstanding of 438,158 shares.
Compensation Committee Interlocks and Insider Participation
          Messrs. Gould, Laheney, and Villaseñor serve on our Compensation and Stock Options Committee. Mr. Cotter is our controlling stockholder, and holds the power to elect directors and to change the composition from time to time of the Board of Directors. Accordingly, all members of the Compensation and Stock Options Committee serve at the pleasure of Mr. Cotter. Also, Mr. Gould is a partner in Troy & Gould, a law firm which from time to time has provided legal services to us. During 2005, we paid Troy & Gould $10,000 in fees.
Certain Transactions and Related Party Transactions
The City Cinemas Transactions
          In 2000, we entered into a transaction with Sutton Hill Capital L.L.C. (“SHC”), a related party, designed to give us (i) operating control, through an operating lease, of the 4 cinema “City Cinemas” theater chain in Manhattan, and (ii) the right to enjoy any appreciation in the underlying real estate assets, though a fixed price option to purchase these cinemas on an all or nothing basis in 2010. Two of the cinemas included in that chain – the Murray Hill Cinema and the Sutton Cinema – have now been sold for redevelopment, under terms that we believe preserve this basic structure and which will, if we exercise our purchase option, give us the future benefit of any appreciation realized in those assets during the time they were under our operation and control. In addition, this last year we acquired as a part of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, (i) from a third party, the fee interest underlying the third of the four cinemas (the Cinemas 1, 2 & 3) and (ii) from SHC its tenant’s interest in the ground lease underlying the Cinemas 1, 2 & 3. Set out below is a more detailed discussion of the City Cinemas Transaction, and the subsequent modifications of that transaction to provide for the release of the Murray Hill Cinema, the Sutton Cinema and the Cinemas 1, 2 & 3 properties.

In July 2000, we acquired from SHC the Manhattan based City Cinemas circuit in a transaction structured as a 10 year operating lease (the “City Cinemas Operating Lease”) with options either to extend the lease for an additional 10 year term or, alternatively, to purchase the improvements and certain of the real estate assets underlying that lease (the “City Cinemas Purchase Option”). We paid an option fee of $5.0 million, which will be applied against the purchase price if we elect to exercise the City Cinemas Purchase Option. The aggregate exercise price of the City Cinemas Purchase Option was originally $48.0 million, and rent was calculated to provide an 8.25% yield to SHC (subject to an annual modified cost of living adjustment) on the difference between the exercise price and the $5.0 million option fee. Incident to that transaction, we agreed to lend to SHC (the “City Cinemas Standby Credit Facility”) up to $28.0 million, beginning in July 2007, all due and payable in December 2010 (the principal balance and accrued interest on any such loan was likewise to be applied against the option exercise price, in the event the option was exercised). The interest rate on the City Cinemas Standby Credit Facility was also fixed at 8.25%, subject to the same modified cost of living adjustment used to calculate rent under the City Cinemas Operating Lease.

We have no legal obligation to exercise either the option to extend the City Cinemas Operating Lease or the City Cinemas Purchase Option. However, our recourse against SHC on the City Cinemas

Standby Credit Facility is limited to the assets of SHC which consist of, generally speaking, only the assets subject to the City Cinemas Purchase Option. In this annual report, we refer to the transaction memorialized by the City Cinemas Operating Lease, City Cinemas Purchase Option and City Cinemas Standby Credit Agreement as the City Cinemas Transaction. Because the City Cinemas Operating Lease is an operating lease and since the City Cinemas Standby Credit Facility was, in our view, adequately secured, no asset or liability was established on our balance sheet at the time of the City Cinemas Transaction other than the option fee, which has been deferred and is being amortized over the 10 year period of the lease.

SHC is indirectly owned by Messrs. James J. Cotter and Michael Forman. Mr. Cotter is our Chairman, Chief Executive Officer and controlling stockholder. Mr. Forman is a major holder of our Class A Nonvoting Common Stock. As the transaction was a related party transaction, it was reviewed and approved by a committee of our Board of Directors comprised entirely of independent directors.

Since we entered into the City Cinemas Transaction, two of the cinema properties involved in that transaction have been sold to third parties for redevelopment: the Murray Hill Cinema and the Sutton Cinema. These purchasers paid $10.0 million and $18.0 million respectively for these two properties, which included the cost of acquiring the fee interest in these properties held by Nationwide Theatres (an affiliate of SHC), the leasehold interest held by SHC, and our rights under the City Cinemas Operating Lease and the City Cinemas Purchase Option. Since we believed that a sale of these properties at these prices was more beneficial to us than continuing to operate them as cinemas, and since the original City Cinemas Transaction did not contemplate a piece-meal release of properties or give us the right to exercise our City Cinemas Purchase Option either (i) on a piece-meal basis or (ii) prior to July 2010, we worked with SHC to devise a transaction that would allow us to dispose of our collective interests in these properties while preserving the fundamental benefits of the transaction for ourselves and SHC. Included among the benefits to be preserved by SHC was the deferral of any capital gains tax with respect to the transfer of the remaining properties until 2010 and assurances that the various properties involved in the City Cinemas Transaction would only be acquired by us on an “all or nothing” basis. Included among the benefits to be preserved for us was the right to get the benefit of 100% of any appreciation in the properties underlying the City Cinemas Operating Lease between the date of that lease (July 2000) and the date any such properties were sold, provided that we ultimately exercised our purchase rights under the City Cinemas Purchase Option.

As a result of these negotiations and the sale of these two properties, our rent under the City Cinemas Operating Lease was reduced by approximately $1.9 million per annum, the exercise price of the City Cinemas Purchase Option was reduced from $48.0 million to $33.0 million, and our funding obligation under the City Cinemas Standby Line of Credit was reduced from $28.0 million to $13.0 million. In addition, we received in consideration of the release of our interest in the Murray Hill Cinema a cash payment of $500,000. In consideration of the transfer of our interest in the Sutton Cinema we received (i) a $13.0 million purchase money promissory note (the Sutton Purchase Money Note”) secured by a first mortgage on the Sutton Cinema property (the “Sutton Purchase Money Mortgage”), (ii) a right to acquire up to a 25% interest in the special purpose entity formed to redevelop the Sutton Cinema property for a prorated capital contribution (the “Sutton Reinvestment Option”) or to receive instead an in lieu fee of $650,000, and (iii) the right to operate the Sutton Cinema until such time as the Sutton Purchase Money Note was paid. The Sutton Purchase Money Note was due and payable on October 21, 2005, and carried interest for the first year at 3.85%, increasing in the second year to 8.25%. On September 14, 2004, the Sutton Purchase Money Note was prepaid in full and we exercised our Sutton Reinvestment Option.

In keeping with the “all or nothing” nature of our rights under the City Cinemas Purchase Option, we agreed to use the principal proceeds of the Sutton Purchase Money Promissory Note to fund our remaining $13.0 million obligation under the City Cinemas Standby Credit Facility. We have also agreed that the principal amount of the City Cinemas Standby Credit Facility will be forgiven if we do not exercise our purchase rights under the City Cinemas Purchase Option. Accordingly, if we exercise our rights under the City Cinemas Purchase Option to purchase the remaining City Cinemas assets, we will be acquiring the remaining assets subject to the City Cinemas Operating Lease for an additional cash payment of $15.0 million, (offsetting against the current $33.0 million exercise price, the previously paid $5.0 million deposit and the $13.0 million principal amount of the City Cinemas Standby Credit Facility) and will receive, in essence, the benefit of 100% of the appreciation in all of the properties initially subject to the City Cinemas Operating Lease between July 2000, and the date such properties were either disposed of or acquired by us pursuant to the City Cinemas Purchase Option. If we do not exercise our option to purchase, then the City Cinemas Credit Facility will be forgiven, and we will not get the benefit of such appreciation. Immediately following the sale of the Sutton Cinema, the remaining properties consisted of (i) the Village East Cinema, which is located at the corner of 2nd Avenue and 11th Street in Manhattan, on a 27 year land lease, and (ii) the Cinemas 1, 2 & 3, which is located on 3rd Avenue between E. 59th and E. 60th Streets in Manhattan and which was likewise at that time on a long term ground lease.

Since the Murray Hill Cinema sale transaction was structured as a release of our leasehold interest in the Murray Hill Cinema, we did not recognize any gain or loss for either book or tax purposes, other than the $500,000 in lieu fee, which was recognized as non-operating income. We likewise did not book any gain or loss on the disposition of the Sutton Cinema for book purposes. However, we did recognize gain in the amount of approximately $13.0 million for state and federal tax purposes, which gain was offset against net operating losses. Notwithstanding this offset, we were still liable for alternative minimum tax on the transaction. That alternative minimum tax will, however, be offset against our future tax liabilities. In the event that we decide not to exercise our City Cinemas Purchase Option, we would at that time recognize a $13.0 million loss for tax purposes.

Following the release of our leasehold interest in the Murray Hill Cinema and disposition of the Sutton Cinema in 2003 we decreased the value of the option fee in the City Cinemas Purchase Option agreement by $890,000. In addition, in October 2003 we recorded our loan commitment under the City Cinemas Standby Credit Facility as a payable in our long-term debt on the Consolidated Balance Sheet.

In September 2004, simultaneous with the drawdown by SHC of the remaining $13.0 million under the Standby Credit Facility, SHC lent us $5.0 million. This amount was used principally to fund our purchase of the 25% membership interest in limited liability company that was developing the Sutton Cinema site, and for working capital purposes. The loan bears interest currently at 9.26%, payable monthly, with principal due and payable on September 14, 2007.

On June 1, 2005, we acquired from a third party the fee interest and the landlord’s interest in the ground lease underlying our leasehold estate in the Cinemas 1, 2 & 3. In consideration of the fact that there was some uncertainty as to whether the opportunity to acquire this fee interest was an asset of SHC (as the tenant of the ground lease estate and the owner of the improvements located upon the land) or an asset of our Company, a compromise was reached whereby we agreed to grant to SHC an option to acquire – at cost – up to a 25% membership interest in the special purpose entity that we formed to acquire the fee interest – Sutton Hill Properties, LLC. That agreement has not yet been documented.

On September 19, 2005, we acquired from SHC its “tenant’s interest” in the ground lease underlying our leasehold estate in the Cinemas 1, 2 & 3. The purchase price of the “tenant’s interest” was $9.0 million, and was paid in the form of a 5-year unsecured purchase money promissory note, bearing interest at 8.25%, interest payable monthly with principal payable on December 31, 2010 (the “Purchase Money Promissory Note”). This interest is also held by Sutton Hill Properties, LLC, the same special purpose entity that acquired the fee interest in the property. Accordingly, SHC’s option to buy into Sutton Hill Properties, LLC, is, in essence, a right to buy-back into both the fee interest acquired from the unrelated third party and the leasehold interest acquired from SHC. Following the purchase of the “tenant’s interest,” we decreased the value of the option fee in the City Cinemas Purchase Option agreement by $1.3 million. We have not yet acquired the building and improve-

ments constituting the Cinemas 1, 2 & 3 from SHC. However, Sutton Hill Properties, LLC, has an option to acquire such improvements exercisable at any time in the event we determine to redevelop the property, for $100,000.

As a result of the acquisition of SHC’s tenant’s interest in the ground lease, the City Cinemas Operating Lease was amended to reduce the rent by an amount equal to the interest payable under the Purchase Money Promissory Note, and the exercise price on the City Cinemas Purchase Option was likewise reduced by $9.0 million. Consequently, an exercise of our option to purchase the Village East Cinema would require a cash payment on our part of $6.0 million.

Each of the above modification transactions involved was reviewed by a committee of the independent directors of the Board of Directors. In each case, the independent directors of the applicable committee have found the transaction to be fair and in the best interests of our Company and our public stockholders.

Reflecting the disposition of the Murray Hill Cinema and the Sutton Cinema, the acquisition of the fee, the landlord’s interest in the ground lease and the tenant’s interest in the ground lease underlying the Cinemas 1, 2 & 3, and the amendments to date with respect to the City Cinemas Transaction, which has reduced our rent expense for this property to zero, our anticipated rental payments for 2006 under the City Cinemas Operating Lease will be approximately $495,000. For the years ended December 31, 2005 and 2004, rent expense to SHC under the City Cinemas Operating Lease was $1.0 million and $2.4 million, respectively. We have funded our entire $13.0 million obligation under the City Cinemas Standby Credit Facility. We also have the option to purchase in July 2010 the remaining assets under the City Cinemas Operating Agreement (SHC’s long term leasehold interests in the Village East Cinema and the improvements comprising this cinema) for an additional payment of $6.0 million. As separate matters, we currently owe SHC $5.0 million (due September 14, 2007) with respect to the borrowing used principally to finance the acquisition of our interest in the limited liability company currently developing the Sutton Cinema site and $9.0 million on the Purchase Money Promissory Note (due December 31, 2010), for an aggregate liability of $14.0 million.

Reflecting the release of the Murray Hill Cinema and the sale of our interest in the Sutton Cinema, we expensed from the $5.0 million option fee for book purposes $890,000 related to such sales. In connection with the purchase of SHC’s interest in the Cinemas 1, 2 & 3 property, we allocated $1.3 million of this option amount to the purchase price of that interest. Accordingly, at the present time, we carry only $441,000 of the original $5.0 million option fee as a net asset on our balance sheet.

The option granted to SHC to buy up to a 25% interest in Sutton Hill Properties, LLC has been valued at $1.0 million and is reflected on our balance sheet as of December 31, 2005.

Cinemas 1, 2 & 3 Land Acquisition. On September 19, 2005, we acquired the tenant’s interest in the ground lease estate that is currently between (i) our fee ownership of the underlying land and (ii) our current possessory interest as the tenant in the building and improvements constituting the Cinemas 1, 2 & 3 in Manhattan. This tenant’s ground lease interest was purchased from Sutton Hill Capital LLC (“SHC”) for a $9.0 million promissory note, bearing interest at a fixed rate of 8.25% and maturing on December 31, 2010. As SHC is a related party to our corporation, our Board’s Audit and Conflicts Committee, comprised entirely of outside independent directors, and subsequently our entire Board of Directors unanimously approved the purchase of the property. The Cinemas 1, 2 & 3 is located on 3rd Avenue between 59th and 60th Streets.
          On June 1, 2005, we acquired for $12.6 million the fee interest and the landlord’s ground lease interest underlying our Cinemas 1, 2 & 3 property in Manhattan. As part of the purchase of this ground lease interest, we have agreed in principal, as a part of our negotiations to acquire the land and the SHC interests in the Cinemas 1, 2 & 3, to grant an option to Sutton Hill Capital, LLC, a limited liability company beneficially owned in equal 50/50 shares by Messrs. James J. Cotter and Michael Forman to acquire, at cost, up to a 25% non-managing membership interest in the limited liability company that we formed to acquire these interests.

In relation to this option, we have recorded a $1.0 million call option liability in our other liabilities at December 31, 2005.
OBI Management Agreement. Our live theater operations are managed by OBI Management, which is wholly owned by Margaret Cotter, the daughter of James J. Cotter and one of our directors, pursuant to a theater management agreement (the “Management Agreement”).
          The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees which historically have equated to approximately 18% of the net cash flow received by us from our live theaters in New York. Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenues for us. This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater. In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow. In 2005, OBI Management earned $533,000 (including $74,000 for managing the Royal George) which was 20.7% of net live theater cash flows for the year. In 2004, OBI Management earned $419,000 (including $35,000 for managing the Royal George) which was 17.2% of net live theater cash flows for the year. In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.
          OBI Management operates from our offices in New York City on a rent-free basis and we share the cost of one OBI Management administrative employee located at those offices. Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses relating to the performance of its management functions. The Management Agreement expired on December 31, 2005, but, as per the agreement, the contract renews automatically for successive one-year periods unless either party gives at least six months’ prior notice of intention to allow the Management Agreement to expire. We can terminate the Management Agreement at any time for cause.
          Prior to the time we acquired our New York theatres in 2000, these theaters were managed by Union Square Management, Inc., a company in which Ms. Cotter was employed, but which was owned by parties unrelated to Mr. Cotter. OBI Management took over management of the New York theaters live theaters shortly before we acquired them, and from the time of that transaction until March 13, 2003, OBI Management provided such management services on an “at will basis” and on generally the same terms, including terms related to compensation, as such services had previously been provided by Union Square Management, Inc. Accordingly, our Conflicts Committee took into account the cost of this management structure at the time it approved our acquisition of these theaters.
          The current Management Agreement was approved by the our Audit and Conflicts Committee on March 13, 2003, and has been applied retroactively to January 1, 2002. The Management Agreement is substantially similar to the prior owner’s arrangement with Union Square Management, Inc., except that:

•	it has been expanded to include the management of the Royal George Theater Complex on a flat-fee basis;

•	the cost of any new capital improvements to the New York theaters will be amortized over the life of those improvement consistent with Generally Accepted Accounting Principles for purposes of calculating net cash flow from the theaters rather than being expensed in the year incurred; and

•	in those cases where we assist in the financing of plays appearing in our theaters, any profits and losses to us resulting from such financing will be factored in by calculating theater cash flow for purposes of determining OBI Management’s incentive compensation.
Investment in Live Theater Production. During the second quarter of 2002, we invested approximately $85,000 for a 25% interest in “I Love You, You’re Perfect, Now Change,” a production in our Royal George Theater. Sutton Hill Capital, LLC, which is owned 50% by Mr. James J. Cotter (the Chairman of the Board and Chief Executive Officer of Reading), also made a 25% investment in this production. This production has distributed to us approximately $162,000 allowing us to fully recoup our initial investment.
Certain Family Relationships
          Mr. James J. Cotter, Sr., our controlling stockholder, has advised the Board of Directors that he considers his holdings in our Company to be long-term investments to be passed to his heirs. The Directors believe that it is in the best interests of our Company and our stockholders, for his heirs to become experienced in our operations and affairs. Accordingly, all of Mr. Cotter’s children are currently involved with our Company.
Certain Miscellaneous Transactions
          We have loaned Mr. Smerling $70,000 pursuant to a demand loan. This loan antedates the effective date of the Sarbanes-Oxley prohibition on loans to directors and officers.
Performance Graph
          The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we incorporate this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.
          The following line graph compares the cumulative total stockholder return on Reading International, Inc.’s common stock for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 against the cumulative total return as calculated by the Center for Research in Securities Prices (“CRSP”) of the American Stock Exchange (“AMEX”) and the motion picture theater operator group and the real estate operator group.

INDEPENDENT PUBLIC ACCOUNTANTS
          Our independent public accountants, Deloitte & Touche, LLP, have audited our books for the fiscal year ended December 31, 2005, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.
Audit Fees
          The aggregate fees we have incurred for Deloitte & Touche, LLP for professional services rendered for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act of 2002, and the reviews of the financial statements included in our Forms 10-Q for 2005 were approximately $836,000 and $630,000 for the years ending December 31, 2005 and 2004, respectively.
Audit Related Fees
          The aggregate fees we have incurred in each of 2005 and 2004 for assurance and related services provided by Deloitte & Touche, LLP that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under the caption “Audit Fees” immediately above were approximately $14,000 and $99,000 , respectively.
Tax Fees
          The aggregate fees we have incurred in each of 2005 and 2004 for products and services for tax compliance, tax advice, and tax planning provided by Deloitte & Touche, LLP were $155,000 and $128,000, respectively.
Financial Information Systems Design and Implementation Fees
          No fees were billed by Deloitte & Touche, LLP for 2005 or 2004 for financial information systems design and implementation fees.
All Other Fees
          The aggregate fees we have incurred for 2005 for services provided by Deloitte & Touche, LLP other than as set forth above were $19,000. For 2004, no other fees were billed by Deloitte and Touche, LLP for services other than set forth above.
Compatibility of Fees with Independent Accountant’s Independence
          Our Audit Committee has determined that the provision of services covered under the subheading “All Other Fees” above is compatible with maintaining Deloitte & Touche, LLP’s independence. We have adopted policies and procedures for the pre-approval of audit services and permitted non-audit services during fiscal 2003.

STOCKHOLDER COMMUNICATION
Annual Report
          A copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2005 is being provided with this Proxy Statement.
Stockholder Communications with Directors
          It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our directors care of our executive offices, or deposited in any of the “Suggestion Boxes” maintained at our principal administrative offices in Los Angeles, Manhattan and Melbourne, Australia, will be promptly forwarded to such directors. Such communications will not be opened or reviewed by any of our officers or employees, or by any other director, unless they are requested to do so by the addressee of any such communication. Likewise, the content of any telephone messages left for any one or more of our directors (including, any call-back number, if any) will be promptly forwarded to that director.
Stockholder Proposals and Director Nominations
          Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the new address of our Company’s principal executive offices at 500 Citadel Drive, Suite 300, City of Commerce, California 90040. Unless we change the date of our annual meeting by more than 30 days, then such written proposal must be delivered to us no later than January 18, 2007. If we are not notified of a stockholder proposal by that date, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our proxy statement for that meeting.
          Our Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected. Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our Company’s Common Stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.
          Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidate from the floor at any meeting of our stockholders held at which directors are to be elected.
Other Matters
          We do not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
          As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.
          We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our Corporate Secretary or Assistant Corporate Secretary by phone at (213) 235-2236 or by mail to Secretary, Reading International, Inc., 500 Citadel Drive, Suite 300, City of Commerce, California 90040.
Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary or Assistant Corporate Secretary by phone at (213) 235-2236 or by mail to Secretary, Reading International, Inc., 500 Citadel Drive, Suite 300, City of Commerce, California 90040, to request multiple copies of the proxy materials in the future.
By Order of the Board of Directors,
James J. Cotter, Chairman
Dated: April 28, 2006

READING INTERNATIONAL, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James J. Cotter and S. Craig Tompkins, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Reading International, Inc. to be held at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, on Thursday, May 18, 2006 at 11:00 a.m., and at, and with respect to, any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.
PLEASE SIGN AND DATE ON REVERSE SIDE

▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except as indicated to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS
Director Nominees: James J. Cotter, Eric Barr, James J. Cotter, Jr., Margaret Cotter, William D. Gould, Edward L. Kane, Gerard P. Laheney, and Alfred Villaseñor, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)

EXCEPTIONS

2.	OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at, and with respect to, any and all adjournments or postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.
I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

Dated:	, 2006

Signature

Signature
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